UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2010

ReGen Biologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20805	23-2476415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 Hackensack Avenue
Hackensack, NJ	07601

(Address of principal executive offices)	(Zip Code)

(201) 651-5140
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the current expectations and beliefs of the Registrant and its management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, including those discussed in the Risk Factors section of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and its additional filings with the Securities and Exchange Commission.  There can be no assurance that any assumptions and other factors set forth herein or therein will occur, and the Registrant undertakes no obligation to update such forward-looking information in the future except as required by law.

Item 8.01. Other Events.

As previously disclosed, the Food and Drug Administration (the “FDA”) convened a meeting of the Orthopaedic and Rehabilitation Devices Panel of the Medical Devices Advisory Committee on March 23, 2010, in connection with the re-evaluation process of the Company’s Menaflex meniscus implant device (the “Device”).  On October 14, 2010, the FDA completed its re-review of the 510(k) clearance for the Device and concluded that the 510(k) clearance was issued in error, because the Device is intended to be used for different purposes and is technologically dissimilar from devices already on the market. As a result, the FDA intends to rescind the Device’s 510(k) clearance, which would have the effect of prohibiting the marketing of the Device unless and until the FDA clears a new marketing application or issues a reclassification  of the device. The Company is entitled to request a regulatory hearing with the FDA and has been invited by the FDA to discuss with it the appropriate marketing pathway for the Device. The company is investigating alternatives for financing its European subsidiary, ReGen Biologics AG in order to continue marketing the Device in markets outside the United States and is evaluating its options in response to the FDA’s intention to rescind its U.S. clearance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOLOGICS, INC.
By:	/s/ Gerald E. Bisbee, Jr., Ph.D.
Name:	Gerald E. Bisbee, Jr., Ph.D.
Title:	President and Chief Executive Officer

Dated:  October 20, 2010